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                                                                   Exhibit 10.43

                                FIRST AMENDMENT
                                       TO
                           ALLERGAN, INC. PENSION PLAN
                                (RESTATED 2001)

     The ALLERGAN, INC. PENSION PLAN (the "Plan") is hereby amended as follows:

1. Article I of the Plan is amended by renumbering Section 1.4 as Section 1.6 and adding the following Section 1.4:

                 1.4 Spin-off of Advanced Medical Optics, Inc. In connection with the distribution of the stock of Advanced Medical Optics, Inc. ("AMO") by Allergan to its stockholders (the "AMO Spin-Off") and effective June 29, 2002 which shall be the AMO Spin-Off Date: (i) AMO Employees (as defined in Section 2.20) shall cease to be eligible to participate in the Plan and shall cease to be credited with Benefit Years and Vesting Years under the Plan, (ii) AMO Employees shall have a nonforfeitable interest in their Accrued Benefits notwithstanding
           Section 5.12, and (iii) the assets attributable to, and the liabilities relating to, arising out of, or resulting from the Accrued Benefits of AMO Employees shall remain with the Pension Plan and shall be payable from the Plan to AMO Employees at such times and in such forms as permitted under the Plan.

2.   Article I of the Plan is amended by adding the following Section 1.5:

                 1.5 Closure of Allergan, Inc. Medical Plastics Facility. In connection with the closure of the Allergan, Inc. Medical Plastics facility in Santa Ana, California ("Medical Plastics"): (i) Participants whose employment is terminated as a result of the closure of Medical Plastics, as determined by the payroll records of the Sponsor or any Affiliated Company shall have a nonforfeitable interest in their Accrued Benefits notwithstanding Section 5.12 effective as of their termination dates, and (ii) the Accrued Benefits of such Participants shall be payable from the Plan to such Participants at such times and in such forms as permitted under the Plan.

3.   Section 2.20 of the Plan is amended as follows:

                 2.20 Employee. "Employee" shall mean, for purposes of the Plan, any individual who is employed by the Sponsor or an Affiliated Company, any portion of whose income is subject to withholding of income tax and/or for whom Social Security contributions are made by the Sponsor or an Affiliated Company; provided, however, that such term shall not include:

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                         (a)   Any individual who performs services for the
                  Sponsor or an Affiliated Company and who is classified or paid as an independent contractor as determined by the payroll records of the Sponsor or an Affiliated Company even if a court or administrative agency determines that such individual is a common-law employee and not an independent contractor;

                         (b) Any individual who performs services for the Sponsor or an Affiliated Company pursuant to an agreement between the Sponsor or an Affiliated Company and any other person including a leasing organization except to the extent such individual is a Leased Employee; and

                         (c) Any individual whose employment is transferred from the Sponsor or an Affiliated Company to Advanced Medical Optics, Inc. ("AMO") in connection with the distribution of the stock of AMO by the Sponsor to its stockholders, effective as of the day following such transfer, hereinafter referred to as an "AMO Employee." An individual is an AMO Employee if classified or identified as such in the payroll records of the Sponsor or an Affiliated Company or in the Employee Matters Agreement entered into between the Sponsor and AMO.

4.   Section 5.3(a) of the Plan is amended by adding the following subparagraph
     (iii):

                 (iii)   A Participant who is an AMO Employee (as defined in
           Section 2.20) shall be treated as having not less than five (5) Vesting Years as of the day following his or her transfer to Advanced Medical Optics, Inc. for purposes of this paragraph (a).

5.   Section 6.5(b) of the Plan is amended as follows:

                 (b) If the lump sum Actuarial Equivalent of a Participant's nonforfeitable Accrued Benefit exceeds $5,000 ($3,500 for the 1997 Plan Year), but does not exceed $10,000 ($7,000 for the 1997 Plan
           Year), the Participant, or the Participant's beneficiary in the event of the Participant's death, may elect (i) to be paid the lump sum Actuarial Equivalent, or (ii) to have an Eligible Rollover Distribution paid directly by the Trustee to the trustee of an Eligible Retirement Plan. No distribution may be elected under this paragraph (b) unless the Participant has attained at least age 55 with five (5) or more Vesting Years. For purposes of this paragraph
           (b), a Participant who is an AMO Employee (as defined in Section 2.20) shall be treated as having not less than five (5) Vesting
           Years as of the day following his or her transfer to Advanced Medical Optics, Inc. In addition, the election may not be made after pension payments start, except that a Participant or a Participant's beneficiary whose payments started prior to September 1, 1993, and whose lump sum Actuarial

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           Equivalent did not exceed $10,000 ($7,000 for the 1997 Plan Year) at the date payments started, may elect to be paid the remaining lump sum Actuarial Equivalent. A married Participant who elects a lump sum under this paragraph (b) must comply with the applicable requirements for spousal consent.

6.   Section 11.1 of the Plan is amended as follows:

                 11.1 Right to Terminate Plan. The Sponsor, by resolution of the Board of Directors, may terminate or partially terminate the Plan. If the Plan is terminated or partially terminated, the assets of the Plan shall be allocated, subject to Section 11.3, as provided in Section 4044 of the Employee Retirement Income Security Act of 1974 (as it may be from time to time amended or construed by any appropriate governmental agency or corporation), without subclasses. In the event of a termination of the Plan (other than a partial termination), any amount remaining after all fixed and contingent liabilities of the Plan have been satisfied shall be allocated to each Participant in proportion to the present value of a benefit commencing at Normal Retirement Date equal to such Participant's Average Earnings times Benefit Years. Allocations under this Section to Participants with respect to whom the Plan is terminating shall be nonforfeitable. Except as otherwise required by law, the time and manner of distribution of the assets shall be determined by the Sponsor by amendment to the Plan.

7.   Section 11.4 of the Plan is amended by adding the following paragraph (c):

                 (c) For purposes of this Section 11.4, a Change of Control shall not be deemed to have occurred upon the distribution of the stock of Advanced Medical Optics, Inc. on June 29, 2002 by the Sponsor to its stockholders.

     IN WITNESS WHEREOF, Allergan, Inc. hereby executes this First Amendment to the Allergan, Inc. Pension Plan on this 26th day of June, 2002.

ALLERGAN, INC.

BY: /s/ Eric Brandt
    -----------------------------------
    Eric Brandt
    Corporate Vice President

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